Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

On February 17, 2012 Broadcom Corporation, or Broadcom, completed its previously-announced acquisition of NetLogic Microsystems, Inc., or NetLogic. Pursuant to the terms and conditions of the Agreement and Plan of Merger dated September 11, 2011, or Merger Agreement, among Broadcom, NetLogic and I&N Acquisition Corp., a wholly owned subsidiary of Broadcom, or Merger Sub, Merger Sub merged with and into NetLogic, with NetLogic continuing as the surviving corporation and as a wholly owned subsidiary of Broadcom.

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 is based on the historical consolidated financial statements of Broadcom and NetLogic after giving effect to the acquisition as if it had been completed on January 1, 2011. A pro forma condensed combined balance sheet reflecting the acquisition of NetLogic is not required since the acquisition is included in Broadcom’s consolidated balance sheet included in its Form 10-Q for the three months ended March 31, 2012 filed with the Securities and Exchange Commission on May 1, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of Broadcom and NetLogic. The unaudited pro forma condensed combined statement of income does not reflect (i) any operating efficiencies, cost savings or revenue enhancements that may be achieved by the combined companies, (ii) the impact of potential reversals of the valuation allowance for deferred tax assets of Broadcom due to the establishment of deferred tax liabilities in purchase accounting as its effect is non-recurring, and (iii) certain other non-recurring expenses resulting from the merger, such as costs associated with the acceleration of stock options and restricted stock units, restructuring charges and certain investment banker, legal and accounting fees associated with the transactions incurred by Broadcom and NetLogic. In addition, Broadcom will incur certain non-recurring charges within the first twelve month period following the acquisition, primarily associated with acquired inventory at fair value, that have not been included in the unaudited pro forma condensed combined statement of income.

The pro forma adjustments are based on information available as of the date of this report. Except as disclosed in Note 2(a) below, there were no other material differences from the harmonization of accounting policies. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Certain assumptions and estimates primarily related to income taxes are subject to change as Broadcom finalizes the fair value of these assets acquired and liabilities assumed in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent changes to the purchase price allocation that result in material changes to our consolidated financial statements will be adjusted retrospectively.

The unaudited pro forma condensed combined statement of income is provided for informational purposes only and is not necessarily indicative of what the actual results of operations would have been had the acquisition taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined companies. It should be read in conjunction with the historical consolidated financial statements and notes thereto of Broadcom and NetLogic.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2011

(In millions, except per share data)

	Historical
	Broadcom	NetLogic	Pro Forma Adjustments			Pro Forma Combined
Net revenue:
Product revenue	$7,160	$405	$—			$7,565
Income from Qualcomm Agreement	207	—	—			207
Licensing revenue	22	—	—			22

Total net revenue	7,389	405	—			7,794
Costs and expense:
Cost of product revenue	3,626	156	18	(a	)	3,896
			(48)	(b	)
			139	(b	)
			(1)	(c	)
			6	(c	)
Research and development	1,983	154	(18)	(a	)	2,139
			(33)	(c	)
			53	(c	)
Selling, general and administrative	682	102	(23)	(c	)	784
			42	(c	)
			(14)	(d	)
			(5)	(b	)
Amortization of purchased intangible assets	30	—	72	(b	)	102
Change in contingent earn-out liability	—	14	—			14
Impairment of long-lived assets	92	—	—			92
Settlement gains, net	(18)	—	—			(18)
Charitable contribution	25	—				25
Restructuring costs	16	—	—			16

Total operating costs and expenses	6,436	426	188			7,050
Income (loss) from operations	953	(21)	(188)			744
Interest expense, net	(5)	—	(15)	(e	)	(32)
			(12)	(f	)
Other income, net	8	4	—			12

Income (loss) before income taxes	956	(17)	(215)			724
Provision for income taxes	29	40	—	(g	)	69

Net income (loss)	$927	$(57)	$(215)			$655

Net income (loss) per share (basic)	$1.72	$(0.82)				$1.21

Net income (loss) per share (diluted)	$1.65	$(0.82)				$1.16

Weighted average shares (basic)	539	69	2	(h	)	541

Weighted average shares (diluted)	563	69	4	(h	)	567

Dividends per share	$0.36					$0.36

1. BASIS OF PRO FORMA PRESENTATION

On February 17, 2012 Broadcom completed its acquisition of NetLogic. Pursuant to the terms and conditions of Merger Agreement among Broadcom, NetLogic and Merger Sub, Merger Sub merged with and into NetLogic, with NetLogic continuing as the surviving corporation and as a wholly owned subsidiary of Broadcom.

Broadcom acquired NetLogic by paying cash of $3.61 billion based on NetLogic’s shares outstanding as of February 17, 2012. The cash payment was determined based on the actual number of shares of NetLogic common stock outstanding at February 17, 2012. Under the Merger Agreement, at the effective time of the acquisition, each issued and outstanding share of NetLogic common stock other than (i) shares held by Broadcom, NetLogic or any of their respective wholly-owned subsidiaries and (ii) shares held by NetLogic stockholders who perfect their appraisal rights was converted into the right to receive $50.00 in cash, without interest and less any applicable withholding taxes. Broadcom paid for the acquisition through existing cash and marketable securities on hand and from $500 million of new long-term debt that was financed in the fourth quarter of 2011.

The Merger Agreement further provided for, subject to certain limited exceptions: (i) the assumption of all in-the-money options to acquire NetLogic common stock outstanding immediately prior to the effective time of the acquisition held by NetLogic employees, (ii) the cash-out of all in-the-money stock options held by non-employees, (iii) the conversion of all unvested restricted stock units held by NetLogic employees into Broadcom restricted stock units and (iv) the cash-out of all unvested restricted stock units held by persons other than NetLogic employees.

Based on the number of NetLogic stock options and restricted stock units outstanding at February 17, 2012, Broadcom converted options or restricted stock units to purchase or receive 7.7 million shares of NetLogic common stock into options or restricted stock units to purchase or receive 10.3 million shares of Broadcom common stock with an approximate value of $349 million, of which $137 million will be attributed to acquisition consideration. The remaining amount not included in the acquisition price will be recorded as compensation expense in Broadcom’s consolidated financial statements primarily over the next two to three years after the date of the acquisition.

We have preliminarily estimated the fair value of the acquired assets and liabilities for the NetLogic acquisition. The pro forma adjustments are based on information available as of the date of this report. Assumptions and estimates underlying the pro forma adjustment are described in the accompanying notes. Certain assumptions and estimates are subject to change as Broadcom finalizes the fair value of the assets acquired and liabilities assumed in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent changes to the purchase price allocation that result in material changes to our consolidated financial statements will be adjusted retrospectively.

Under the acquisition method of accounting, the purchase price was allocated on a preliminary basis to the assets and liabilities of NetLogic based on the estimated fair value of assets acquired and liabilities assumed at the date of acquisition. The allocation of the acquisition consideration, estimated useful lives and first year amortization associated with certain acquired assets are as follows:

	Amount	First year amortization	Useful Life
	(in millions)		(years)
Fair value of assets acquired and liabilities assumed	$320	$—
Net deferred tax liability established in purchase accounting	(77)
Identifiable intangible assets:
Developed technology	1,226	139	6-14
In-process research and development	267	—	14
Customer relationships	196	70	3-5
Other	7	2	3

Total identifiable intangible assets	1,696	211	3-14
Goodwill	1,810	—	N/A

Total preliminary merger consideration	$3,749	$211

The following table presents details of the amortization of identifiable purchased intangible assets, including in-process research and development, or IPR&D, which is currently estimated to be expensed based on our valuation:

	Purchased Intangible Asset Amortization by Year
	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
	(In millions)
Cost of product revenue	$139	$125	$175	$175	$166	$713	$1,493
Other operating expenses	72	47	55	24	5	—	203

	$211	$172	$230	$199	$171	$713	$1,696

Identifiable intangible assets. Developed technology relates to NetLogic’s products across all of its product lines that have reached technological feasibility. Developed technology represents a combination of NetLogic’s processes, patents and trade secrets developed through years of experience in design and development of their products. Broadcom expects to amortize the fair value of the acquired product rights based on the anticipated time frame in which the economic benefits of the intangible asset will be recognized. Not-in-use patents, included in development technology, relates to patents that are not currently utilized in the product portfolio. Broadcom expects to amortize the fair value of the not-in-use patents based on the anticipated time frame in which the economic benefits of the intangible asset will be recognized.

IPR&D includes research and development for products that have not yet reached technological feasibility. Amortization of these amounts will begin at the time that the respective products reach technological feasibility. If a research and development project is terminated, the associated in-process research and development asset will be written down to zero in the period in which the project is terminated.

The estimated fair values of customer relationships are expected to be amortized over the period in which the economic benefits of the intangible assets will be recognized.

As of the effective date of the acquisition, identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of this unaudited pro forma condensed combined statement of income, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets.

Goodwill. Approximately $1.81 billion has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and identifiable intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2. PRO FORMA ADJUSTMENTS

Pro forma adjustments in the unaudited pro forma condensed combined statement of income are necessary to reflect (i) amortization expense related to the acquired amortizable intangible assets, (ii) stock-based compensation expense, (iii) the additional interest expense, including amortization of debt issuance costs, for new debt issued in the fourth quarter of 2011 and (iv) the income tax effect related to the pro forma adjustments.

There were no transactions between Broadcom and NetLogic for the period presented.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Broadcom and NetLogic filed consolidated income tax returns during the periods presented. The pro forma combined provision for income taxes also does not include the impact of potential reversals of the valuation allowance for deferred tax assets of Broadcom due to the establishment of deferred tax liabilities in acquisition accounting as its effect is non-recurring.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income are as follows:

a)	To reclassify certain NetLogic research and development expenses to cost of revenue to conform to Broadcom’s presentation of similar expenses, primarily related to employee costs. We have not included non-recurring charges of $64 million associated with acquired inventory valuation step-up.

b)	To eliminate historical NetLogic amortization of purchased intangible assets and to amortize NetLogic purchased intangible assets based upon the anticipated time frame in which the estimated economic benefits of the intangible assets will be recognized. The estimated amortization for the first year is $211 million.

c)	To eliminate the historical NetLogic stock-based compensation expense and to record stock-based compensation expense associated with the fair value of stock-based awards assumed in the acquisition. The estimated stock-based compensation expense for the first year is $101 million. We have not included non-recurring charges of $17 million associated with the acceleration of stock options and restricted stock units.

d)	To eliminate costs incurred in direct association with the Merger from the historical statements of NetLogic and Broadcom. These costs include fees for legal and accounting professional services and investment banker fees. We have not included non-recurring charges of $28 million, primarily associated with investment banker fees as well as $2 million of restructuring charges.

e)	To adjust for the assumed reduction in interest income due to reduced cash balances as a result of the cash consideration paid for the acquisition. The reduction is based on $3.61 billion of cash required at funding and an assumed weighted average interest rate of 0.41% for the year ended December 31, 2011.

f)	To record interest expense, including amortization of debt issuance costs for $500 million of new long-term debt that was financed in the fourth quarter of 2011. This amount was calculated based on an effective interest rate of 2.7% for the year ended December 31, 2011.

g)

Because we expect to continue to be in a cumulative loss position in the U.S. and intend to file a consolidated income tax return after the acquisition, we expect we will continue to require a full valuation allowance on any U.S. net deferred tax assets. Therefore, no provisional tax benefit has been recorded in the unaudited pro forma statements of income data included above. In addition, we have not included a benefit in the provision for income taxes of approximately $46 million as it is non-recurring. This item related to the reduction of our valuation allowance on certain deferred tax assets, which resulted from the establishment of deferred tax liabilities associated with the step-up of purchased identifiable intangible assets, recorded in jurisdictions in which the statutory tax rate is greater than zero.

h)	Reflects adjustments for the impact of dilutive shares for the restricted stock units and stock options assumed in the acquisition. Basic and diluted earnings per share for each period are calculated by dividing pro forma net income by the shares used to calculate earnings per share.